PROMISSORY NOTE



$1,538,480.00                       Dated Date:  May 12, 1997
            Maturity Date:  November 20, 2002


     FOR VALUE RECEIVED, The Aegis
Consumer Funding Group, Inc., a Delaware
Corporation (the "Company"), does hereby promise to pay to the order of Aegis Auto Funding Corp.
IV, a Delaware corporation (the "Payee") in lawful money of the United States of America, the principal amount of ONE MILLION FIVE
HUNDRED THIRTY EIGHT THOUSAND FOUR
HUNDRED EIGHTY DOLLARS ($1,538,480) (the
"Principal Amount") on the Maturity Date stated above subject to the conditions described herein.

     Notwithstanding the foregoing, this Note shall, without demand, notice or legal process of any kind, be declared and shall become immediately due and payable upon the occurrence of any of the following events (each a "Bankruptcy Event"): (i) the entry of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver, trustee, or liquidator for the Company in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings, or for the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of thirty
(30) consecutive days; (ii) the consent by the Company to the appointment of a trustee, conservator, receiver, or liquidator in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings of or relating to the Company and involving substantially all of its property; or (iii) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition of any applicable bankruptcy, insolvency, or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

     If a Bankruptcy Event occurs, the amount immediately due and payable on this Note shall equal the original purchase price hereof
($727,904.87) plus interest accrued on such amount from the Dated Date hereof until such amount is paid in full at the rate of 14% per annum, calculated on the basis of a 360-day year for the actual number of days elapsed and compounded semiannually. The Company hereby promises to pay all costs and expenses incurred in the collection and enforcement of this Note and any appeal of a judgement rendered hereon.

     This Note represents a general unsecured obligation of the Company.








     THIS PROMISSORY NOTE SHALL BE
GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE
STATE OF NEW YORK.

                                   THE AEGIS CONSUMER FUNDING GROUP,
                                   INC., a Delaware corporation


                                   By:
                                         Name:  Joseph F. Battiato
                                         Title:  President


     PAY TO THE ORDER of Norwest Bank
Minnesota, National Association, as Trustee under that certain Master Trust Agreement between the Trustee and Aegis Auto Funding Corp. IV dated
March 1, 1997, as amended and restated from time to time, without recourse or warranty.

                                   AEGIS AUTO FUNDING CORP. IV


                                   By:
                                        Name:  Angelo R. Appierto
                                        Title:  President